Exhibit 15.3

NetEase, Inc. Building No. 7, West Zone, Zhongguancun Software Park (Phase II), No. 10 Xibeiwang East Road, Haidian District Beijing 100193, People’s Republic of China

21 April 2017

Dear Sir

Re: NetEase, Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to NetEase, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2016.

We hereby consent to the reference of our name under the headings “Taxation” and “Enforcement of Civil Liabilities” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP